Exhibit 99.1

303 International Circle P: 410.427.1700 Suite 200 F: 410.427.8800 Hunt Valley, MD 21030

PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA REPORTS THIRD QUARTER 2022 RESULTS AND RECENT DEVELOPMENTS

Completed $87 Million in New Investments

HUNT VALLEY, MARYLAND – November 2, 2022 – Omega Healthcare Investors, Inc. (NYSE: OHI) (the “Company” or “Omega”) announced today its results for the quarter ended September 30, 2022.

THIRD QUARTER 2022 AND OTHER HIGHLIGHTS

●	Net income for the quarter of $105 million, or $0.43 per common share, compared to $143 million, or $0.58 per common share, for the same period in 2021.
●	Nareit Funds From Operations (“Nareit FFO”) for the quarter of $159 million or $0.65 per common share, on 243 million weighted-average common shares outstanding, compared to $181 million, or $0.73 per common share, on 247 million weighted-average common shares outstanding, for the same period in 2021.
●	Adjusted Funds From Operations (“Adjusted FFO” or “AFFO”) for the quarter of $185 million or $0.76 per common share, compared to $209 million, or $0.85 per common share, for the same quarter in 2021.
●	Funds Available for Distribution (“FAD”) for the quarter of $173 million, compared to FAD of $199 million for the same quarter in 2021.
●	Completed $28 million in real estate acquisitions.
●	Invested $40 million in a new loan that bears interest at 12.0% per annum.
●	Funded $19 million in capital renovation and construction-in-progress projects.
●	Sold four facilities for $51 million in cash proceeds, generating a $41 million gain.
●	Declared a $0.67 per share quarterly cash dividend on common stock to be paid in November.

Nareit FFO, AFFO and FAD are supplemental non-GAAP financial measures that the Company believes are useful in evaluating the performance of real estate investment trusts (“REITs”). Reconciliations and further information regarding these non-GAAP measures are provided at the end of this press release.

CEO COMMENTS

Taylor Pickett, Omega’s Chief Executive Officer, stated, “We have made significant progress in working through our operator restructurings and, by early next year, we expect that a combination of resuming lease payments from restructured operators and repurposed proceeds from asset sales will be reflected in our adjusted FFO and FAD, further enhancing our dividend coverage and leverage metrics.”

Mr. Pickett continued, “Occupancy continues to slowly improve, and many states have implemented strong Medicaid reimbursement rate increases.  However, with occupancy still not having fully returned and operators struggling with a higher cost environment, profitability for most operators continues to sit meaningfully below pre-pandemic levels and, as a result, the near-term risk of further operator issues remains elevated.”

Mr. Pickett concluded, “We remain constructive on the longer-term opportunities within this industry.  We believe the ultimate financial impact to the business from our near-term operator issues should be relatively modest and, as a low-cost provider of post-acute care, the skilled nursing industry is well positioned to benefit from multi-decade demographic tailwinds.”

THIRD QUARTER 2022 RESULTS

Revenues – Revenues for the quarter ended September 30, 2022 totaled $239.4 million, a decrease of $42.2 million over the same period in 2021. The decrease primarily resulted from (i) asset sales completed throughout 2021 and 2022, (ii) operator restructurings and (iii) no rental income or interest income recognized in the third quarter of 2022 from Agemo Holdings, LLC (“Agemo”); see “Operator Updates” below. The decrease was partially offset by revenue from new investments completed throughout 2021 and 2022.

Expenses – Expenses for the quarter ended September 30, 2022 totaled $177.7 million, a decrease of $16.5 million over the same period in 2021. The decrease primarily resulted from (i) a $21.4 million decrease in the provision for credit losses and (ii) a $3.4 million decrease in depreciation and amortization expense related to facility sales and facilities reclassified as held for sale, partially offset by (i) a $5.1 million increase in impairment on real estate properties, (ii) a $1.8 million increase in general and administrative (“G&A”) expense related to legal services and (iii) a $1.1 million increase in stock-based compensation expense.

Other Income and Expense – Other income for the quarter ended September 30, 2022 totaled $40.4 million, a decrease of $14.4 million over the same period in 2021. The decrease primarily resulted from a $15.2 million decrease in gain on assets sold.

Net Income – Net income for the quarter ended September 30, 2022 totaled $105.1 million, a decrease of $37.8 million over the same period in 2021. The decrease primarily resulted from the aforementioned (i) $42.2 million decrease in total revenues and (ii) the $14.4 million decrease in other income and expense, partially offset by (i) the $16.5 million decrease in expenses and (ii) $2.6 million in incremental income from unconsolidated joint ventures.

FINANCING ACTIVITIES

$500 Million Stock Repurchase Program – The following is a summary of the 2022 quarterly common share repurchases through September 30:

	Stock Repurchase Program for 2022
	(in thousands, except price per share)

	Q1	Q2	Q3	Total
Number of shares	981	4,227	—	5,208
Average price per share	$27.84	$27.19	$—	$27.32
Repurchase cost	$27,321	$114,946	$—	$142,267

Dividend Reinvestment and Common Stock Purchase Plan – The following is a summary of the 2022 quarterly common shares issued under the Dividend Reinvestment and Common Stock Purchase Plan through September 30:

	Dividend Reinvestment and Common Stock Purchase Plan for 2022
	(in thousands, except price per share)

	Q1	Q2	Q3	Total
Number of shares	80	85	71	236
Average price per share	$28.45	$27.91	$32.80	$29.57
Gross proceeds	$2,273	$2,363	$2,335	$6,971

2022 THIRD QUARTER PORTFOLIO AND RECENT ACTIVITY

Operator Updates:

Agemo – During the quarter, Agemo continued to not pay contractual rent and interest due under its lease and loan agreements, and as a result, the Company did not recognize revenue related to this operator. During the third quarter of 2022, the Company sold two facilities previously leased to Agemo in connection with the restructuring of the Company’s lease and loan agreements with Agemo. In the fourth quarter of 2022, the Company sold an additional 19 facilities previously leased to Agemo for gross proceeds of $316 million; bringing the total Agemo assets sold to 21 facilities for $359 million in gross proceeds.

Other Operators – In March 2022, another operator representing 2.4% of the Company’s first quarter 2022 annualized contractual rent and interest revenue did not pay its March contractual amounts due under its lease agreement. In April 2022, the lease with this operator was amended to allow the operator to apply its $2.0 million security deposit to its March 2022 contractual rental payment and to allow for a short-term rent deferral for April, with regular rental payments required to resume in May. This operator paid contractual rent in May 2022; however, this operator failed to make the full contractual rent payment for June 2022. The Company placed this operator on a cash basis of revenue recognition during the second quarter and wrote off $8.3 million of straight-line rent receivables through rental income. During the third quarter of 2022, this operator continued to make partial contractual rent payments. As the operator is on a cash basis, the Company only recognized the cash received in the third quarter of $2.5 million for revenue, AFFO and FAD purposes. The Company is continuing its portfolio restructuring discussions with the operator.

In June 2022, another operator representing 2.2% of the Company’s second quarter 2022 annualized contractual rent and interest revenue underpaid the contractual rent amount due under its lease agreement by $0.6 million. In July 2022, the Company drew the full amount of the operator’s $5.4 million letter of credit and applied $0.6 million of the proceeds to pay the unpaid portion of June’s rent and held the balance in a cash account. In the third quarter of 2022, this operator continued to short-pay its contractual rent, and the Company applied $3.3 million of the cash collateral against the unpaid rent during this period. The Company placed this operator on a cash basis of revenue recognition during the third quarter of 2022 and wrote-off approximately $10.5 million of straight-line rent receivables and lease inducements through rental income. As the operator is on a cash basis, the Company recognized the cash received and the cash collateral applied to rent in the third quarter of $5.5 million for revenue, AFFO and FAD purposes. As of September 30, 2022, $1.5 million remains as collateral for the master lease. The Company is continuing its portfolio restructuring discussions with the operator.

New Investments:

The following table presents real estate investment activity:

	Three Months Ended		Nine Months Ended
Real Estate Investment Activity ($000's)	September 30, 2022		September 30, 2022
	$ Amount	%	$ Amount	%
Real property	$28,193	32.5%	$149,690	49.8%
Construction-in-progress	7,028	8.1%	16,708	5.5%
Capital expenditures	11,474	13.2%	38,813	12.9%
Mortgages	—	—%	—	—%
Other	40,000	46.2%	95,600	31.8%
Total	$86,695	100.0%	$300,811	100.0%

$28 Million Real Estate Acquisition – On September 30, 2022, the Company acquired four care homes in the United Kingdom (“U.K.”) (similar to assisted living facilities in the United States (“U.S.”)) for $28.2 million. Concurrent with the acquisition, the Company entered into a master lease for the facilities with a new operator with an initial annual cash yield of 8.0% with 2.5% annual escalators.

$40 Million Mezzanine Loan – On September 1, 2022, the Company entered into a $40.0 million loan with a new operator. The loan bears interest at a fixed rate of 12% per annum (with semiannual principal payments of $1.7 million) and matures on September 14, 2027.

Asset Sales, Impairments and Mortgage and Other Investment Principal Repayments:

$51 Million in Asset Sales – In the third quarter of 2022, the Company sold four facilities for $51.4 million in cash, recognizing a gain of $40.9 million. One of these facilities was previously classified as held for sale.

Impairments and Assets Held for Sale – During the third quarter of 2022, the Company recorded a $10.0 million net impairment charge to reduce the net book value of four facilities to their estimated fair value.

As of September 30, 2022, the Company had 34 facilities classified as assets held for sale, totaling $190.7 million in net book value. Twenty of these facilities relate to the Agemo restructuring of which 19 were sold in the fourth quarter for gross proceeds of $316 million.

Mortgage Principal Repayments – During the third quarter of 2022, the Company received $44.8 million in principal repayments on an operator’s outstanding mortgages.

Other Investment Principal Repayments – During the third quarter of 2022, the Company received $35.0 million in principal repayments on a note classified in Other investment – net.

OPERATOR COVERAGE DATA

The following tables present operator revenue mix, census and coverage data based on information provided by our operators for the indicated periods. We have not independently verified this information, and we are providing this data for informational purposes only.

Operator Revenue Mix (1)		Medicare /	Private /
	Medicaid	Insurance	Other
Three-months ended June 30, 2022	53.5%	31.5%	15.0%
Three-months ended March 31, 2022	51.0%	35.8%	13.2%
Three-months ended December 31, 2021	54.3%	32.2%	13.5%
Three-months ended September 30, 2021	53.1%	33.3%	13.6%
Three-months ended June 30, 2021	53.2%	33.5%	13.3%

(1)	Excludes all facilities considered non-core and does not include federal stimulus revenue.

		Coverage Data
		Before	After
	Occupancy (2)	Management	Management
Operator Census and Coverage (1)		Fees (3)	Fees (4)
Twelve-months ended June 30, 2022	75.8%	1.39x	1.06x
Twelve-months ended March 31, 2022	75.1%	1.44x	1.10x
Twelve-months ended December 31, 2021	74.5%	1.48x	1.14x
Twelve-months ended September 30, 2021	74.2%	1.52x	1.18x
Twelve-months ended June 30, 2021	74.2%	1.63x	1.28x

(1)	Excludes facilities considered non-core.
(2)	Based on available (operating) beds.
(3)	Represents EBITDARM of our operators, defined as earnings before interest, taxes, depreciation, amortization, Rent costs and management fees for the applicable period, divided by the total Rent payable to the Company by its operators during such period. “Rent” refers to the total monthly contractual rent and mortgage interest due under the Company’s lease and mortgage agreements over the applicable period.
(4)	Represents EBITDAR of our operators, defined as earnings before interest, taxes, depreciation, amortization, and Rent (as defined in footnote 3) expense for the applicable period, divided by the total Rent payable to the Company by its operators during such period. Assumes a management fee of 4%.

BALANCE SHEET AND LIQUIDITY

As of September 30, 2022, the Company had $5.3 billion of outstanding indebtedness with a weighted-average annual interest rate of 4.20%. The Company’s indebtedness consisted of an aggregate principal amount of $4.9 billion of senior unsecured notes, a $50.0 million unsecured term loan, $368.5 million of secured debt and $17.9 million of borrowings outstanding under its unsecured revolving credit facility. As of September 30, 2022, total cash and cash equivalents were $134.9 million, and the Company had $1.4 billion of undrawn capacity under its unsecured revolving credit facility.

DIVIDENDS

On October 21, 2022, the Board of Directors declared a quarterly cash dividend of $0.67 per share, to be paid November 15, 2022, to common stockholders of record as of the close of business on November 1, 2022.

ADDITIONAL INFORMATION

Additional information regarding the Company can be found in its Third Quarter 2022 Financial Supplemental posted in the “Quarterly Supplements” section of Omega’s website. The information contained on, or that may be accessed through Omega’s website, including the information contained in the aforementioned supplemental, is not incorporated by any reference into, and is not part of, this document.

CONFERENCE CALL

The Company will be conducting a conference call on Thursday, November 3, 2022, at 10 a.m. Eastern time to review the Company’s 2022 third quarter results and current developments. Analysts and investors within the U.S. interested in participating are invited to call (877) 511-2891. The Canadian toll-free dial-in number is (855) 669-9657. All other international participants may use the dial-in number (412) 902-4140. Ask the operator to be connected to the “Omega Healthcare’s Third Quarter 2022 Earnings Call.”

To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “Omega Healthcare Investors, Inc. 3Q Earnings Call” hyper-link under “Upcoming Events” in the Investor Relations section on Omega’s website homepage. Webcast replays of the call will be available on Omega’s website for a minimum of two weeks following the call. Additionally, a copy of the earnings release will be available in the “Featured Documents” and “Press Releases” sections of Omega’s website.

* * * * * *

Omega is a REIT that invests in the long-term healthcare industry, primarily in skilled nursing and assisted living facilities. Its portfolio of assets is operated by a diverse group of healthcare companies, predominantly in a triple-net lease structure. The assets span all regions within the U.S., as well as in the U. K.

FOR FURTHER INFORMATION, CONTACT

Matthew Gourmand, SVP, Corporate Strategy & Investor Relations

or

Bob Stephenson, CFO at (410) 427-1700

Forward-Looking Statements and Cautionary Language

This press release includes forward-looking statements within the meaning of the federal securities laws. All statements regarding Omega’s or its tenants’, operators’, borrowers’ or managers’ expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, facility transitions, growth opportunities, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from Omega's expectations.

Omega’s actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) the impact of the Novel coronavirus (“COVID-19”) pandemic on our business and the business of our operators, including without limitation, the duration of the federally declared public health emergency and related government and regulatory support, the levels of staffing shortages, increased costs and decreased occupancy experienced by operators of skilled nursing facilities (“SNFs”) and assisted living facilities (“ALFs”) in connection with the pandemic, the ability of our operators to comply with infection control and vaccine protocols and to manage facility infection rates, and the sufficiency of government support and reimbursement rates to offset such costs and the conditions related thereto; (iii) the ability of any of Omega’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations, and other costs and uncertainties associated with operator bankruptcies; (iv) Omega’s ability to re-lease, otherwise transition or sell underperforming assets or assets held for sale on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (v) the availability and cost of capital to Omega; (vi) changes in Omega’s credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) competition in the long-term healthcare industry and shifts in the perception of various types of long-term care facilities, including SNFs and ALFs; (ix) additional regulatory and other changes in the healthcare sector; (x) changes in the financial position of Omega’s operators; (xi) the effect of economic and market conditions generally, and particularly in the healthcare industry; (xii) changes in interest rates or the impact of inflation; (xiii) the timing, amount and yield of any additional investments; (xiv) changes in tax laws and regulations affecting REITs; (xv) the potential impact of changes in the SNF and ALF market or local real estate conditions on the Company’s ability to dispose of assets held for sale for the anticipated proceeds or on a timely basis, or to redeploy the proceeds therefrom on favorable terms; (xvi) Omega’s ability to maintain its status as a REIT; (xvii) the effect of other factors affecting our business or the businesses of Omega’s operators that are beyond Omega’s or operators’ control, including natural disasters, other health crises or pandemics and governmental action, particularly in the healthcare industry, and (xviii) other factors identified in Omega’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and Omega’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward looking statements.

We caution you that the foregoing list of important factors may not contain all the material factors that are important to you. Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	September 30,	December 31,
	2022	2021
	(Unaudited)
ASSETS
Real estate assets
Buildings and improvements	$7,217,231	$7,448,126
Land	908,424	916,328
Furniture and equipment	498,473	511,271
Construction in progress	84,884	74,062
Total real estate assets	8,709,012	8,949,787
Less accumulated depreciation	(2,246,659)	(2,160,696)
Real estate assets – net	6,462,353	6,789,091
Investments in direct financing leases – net	10,560	10,873
Mortgage notes receivable – net	669,533	835,086
	7,142,446	7,635,050
Other investments – net	608,190	469,884
Investments in unconsolidated joint ventures	176,556	194,687
Assets held for sale	190,723	261,151
Total investments	8,117,915	8,560,772

Cash and cash equivalents	134,855	20,534
Restricted cash	3,323	3,877
Contractual receivables – net	9,945	11,259
Other receivables and lease inducements	266,890	251,815
Goodwill	648,948	651,417
Other assets	293,829	138,804
Total assets	$9,475,705	$9,638,478

LIABILITIES AND EQUITY
Revolving credit facility	$17,861	$—
Secured borrowings	368,405	362,081
Senior notes and other unsecured borrowings – net	4,898,609	4,891,455
Accrued expenses and other liabilities	295,454	276,716
Total liabilities	5,580,329	5,530,252

Equity:
Preferred stock $1.00 par value authorized – 20,000 shares, issued and outstanding – none	—	—
Common stock $.10 par value authorized – 350,000 shares, issued and outstanding – 234,176 shares as of September 30, 2022 and 239,061 shares as of December 31, 2021	23,417	23,906
Additional paid-in capital	6,305,089	6,427,566
Cumulative net earnings	3,392,822	3,011,474
Cumulative dividends paid	(6,029,603)	(5,553,908)
Accumulated other comprehensive loss (income)	6,243	(2,200)
Total stockholders’ equity	3,697,968	3,906,838
Noncontrolling interest	197,408	201,388
Total equity	3,895,376	4,108,226
Total liabilities and equity	$9,475,705	$9,638,478

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenues
Rental income	$203,202	$243,583	$624,086	$696,408
Real estate tax and ground lease income	4,386	3,581	11,813	9,472
Income from direct financing leases	256	257	768	772
Mortgage interest income	17,234	23,047	57,380	70,693
Other investment income	14,110	10,780	36,481	34,245
Miscellaneous income	242	424	2,866	1,270
Total revenues	239,430	281,672	733,394	812,860

Expenses
Depreciation and amortization	82,709	86,097	248,668	256,745
General and administrative	11,066	9,299	31,786	28,721
Real estate tax and ground lease expense	4,542	3,639	12,596	10,092
Stock-based compensation expense	6,809	5,706	20,515	16,913
Acquisition, merger and transition related costs	185	—	5,658	1,814
Impairment on real estate properties	10,015	4,942	21,221	42,453
Recovery on direct financing leases	—	—	—	(717)
Provision for credit losses	4,106	25,511	4,367	28,023
Interest expense	54,985	55,827	165,058	167,254
Interest – amortization of deferred financing costs	3,253	3,152	9,697	9,125
Total expenses	177,670	194,173	519,566	560,423

Other income (expense)
Other (loss) income – net	(176)	(767)	(5,038)	4
Loss on debt extinguishment	(376)	(642)	(389)	(30,707)
Gain on assets sold – net	40,930	56,169	179,747	160,634
Total other income	40,378	54,760	174,320	129,931

Income before income tax expense and income from unconsolidated joint ventures	102,138	142,259	388,148	382,368
Income tax expense	(1,191)	(976)	(3,535)	(2,873)
Income from unconsolidated joint ventures	4,117	1,552	7,522	14,569
Net income	105,064	142,835	392,135	394,064
Net income attributable to noncontrolling interest	(2,790)	(3,888)	(10,787)	(10,616)
Net income available to common stockholders	$102,274	$138,947	$381,348	$383,448

Earnings per common share available to common stockholders:
Basic:
Net income available to common stockholders	$0.44	$0.58	$1.61	$1.62
Diluted:
Net income	$0.43	$0.58	$1.60	$1.62
Dividends declared per common share	$0.67	$0.67	$2.01	$2.01

OMEGA HEALTHCARE INVESTORS, INC.

Nareit FFO, Adjusted FFO and FAD Reconciliation

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021

Net income (1)(2)	$105,064	$142,835	$392,135	$394,064
Deduct gain from real estate dispositions	(40,930)	(56,169)	(179,747)	(160,634)
(Deduct gain) add back loss from real estate dispositions of unconsolidated joint ventures	(346)	2	(93)	(14,745)
Sub-total	63,788	86,668	212,295	218,685
Elimination of non-cash items included in net income:
Depreciation and amortization	82,709	86,097	248,668	256,745
Depreciation - unconsolidated joint ventures	2,627	2,951	8,258	9,379
Add back provision for impairments on real estate properties	10,015	4,942	21,221	42,453
Add back provision for impairments on real estate properties of unconsolidated joint ventures	—	—	—	4,430
Add back unrealized loss on warrants	—	—	—	43
Nareit funds from operations (“Nareit FFO”)	$159,139	$180,658	$490,442	$531,735

Weighted-average common shares outstanding, basic	234,788	239,282	236,721	236,027
Restricted stock and PRSUs	1,744	634	1,138	903
Omega OP Units	6,752	6,701	6,863	6,547
Weighted-average common shares outstanding, diluted	243,284	246,617	244,722	243,477

Nareit funds from operations available per share	$0.65	$0.73	$2.00	$2.18

Adjustments to calculate adjusted funds from operations:
Nareit FFO	$159,139	$180,658	$490,442	$531,735
Add back:
Uncollectible accounts receivable (3)	13,820	2,206	28,625	22,357
Non-cash provision for credit losses	6,894	25,511	10,082	28,023
Stock-based compensation expense	6,809	5,706	20,515	16,913
Loss on debt extinguishment	376	642	389	30,707
Acquisition, merger and transition related costs	185	—	5,658	1,814
Non-recurring expense	—	—	3,000	—
Deduct:
Non-recurring revenue	—	(5,909)	(2,562)	(11,914)
Recovery on direct financing leases	—	—	—	(717)
(Deduct) add back unconsolidated joint venture related:
Non-recurring revenue	(2,585)	—	(2,585)	—
Loss on debt extinguishment	—	—	—	457
Adjusted funds from operations (“AFFO”) (1)(2)(4)	$184,638	$208,814	$553,564	$619,375

Adjustments to calculate funds available for distribution:
Non-cash interest expense	$2,224	$2,102	$6,610	$6,152
Capitalized interest	(815)	—	(2,299)	(804)
Non-cash revenue	(13,492)	(12,125)	(51,290)	(35,751)
Funds available for distribution (“FAD”) (1)(2)(4)	$172,555	$198,791	$506,585	$588,972

(1)	The three and nine months ended September 30, 2022 includes the application of $5.3 million and $9.4 million, respectively, of security deposits (letters of credit and cash deposits) in revenue. The three and nine months ended September 30, 2021 includes the application of $9.3 million and $11.7 million, respectively, of security deposits (letter of credit and cash deposits) in revenue.
(2)	The three and nine months ended September 30, 2021 includes $6.5 million of revenue related to Gulf Coast recognized based on our ability to offset uncollected rent against the interest and principal (in the fourth quarter) of certain debt obligations of Omega.
(3)	Straight-line accounts receivable write-off recorded as a reduction to rental income.
(4)	Adjusted funds from operations per share and funds available for distribution per share can be calculated using weighted-average common shares outstanding, diluted shown above.

Nareit Funds From Operations (“Nareit FFO”), Adjusted FFO and Funds Available for Distribution (“FAD”) are non-GAAP financial measures. For purposes of the Securities and Exchange Commission’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that exclude amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the income statement, balance sheet or statement of cash flows (or equivalent statements) of the company, or include amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented. As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America. Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports Nareit FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts (“Nareit”), and consequently, Nareit FFO is defined as net income (computed in accordance with GAAP), adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures and changes in the fair value of warrants. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. Revenue recognized based on the application of security deposits and letters of credit or based on the ability to offset against other financial instruments is included within Nareit FFO. The Company believes that Nareit FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions. The term funds from operations was designed by the real estate industry to address this issue. Funds from operations described herein is not necessarily comparable to funds from operations of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

Adjusted FFO is calculated as Nareit FFO excluding the impact of non-cash stock-based compensation and certain revenue and expense items (e.g., acquisition, merger and transition related costs, write-off of straight-line accounts receivable, recoveries and provisions for credit losses (excluding certain cash recoveries on impaired loans), severance, legal reserve expenses, etc.). FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent. The Company believes these measures provide an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. The Company’s computation of Adjusted FFO and FAD may not be comparable to the Nareit definition of funds from operations or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.

The Company uses these non-GAAP measures among the criteria to measure the operating performance of its business. The Company also uses FAD among the performance metrics for performance-based compensation of officers. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs, and which may be of limited relevance in evaluating current performance, funds from operations can facilitate comparisons of operating performance between periods and between other REITs. The Company offers these measures to assist the users of its financial statements in analyzing its operating performance and not as measures of liquidity or cash flow. These non-GAAP measures are not measures of financial performance under GAAP and should not be considered as measures of liquidity, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP. Investors and potential investors in the Company’s securities should not rely on these non-GAAP measures as substitutes for any GAAP measure, including net income.